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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholder of Reliant Energy Mid-Atlantic Power Holdings, LLC
  Houston, Texas

     We consent to the use in this Registration Statement of Reliant Energy Mid-Atlantic Power Holdings, LLC on Form S-4 of our report on the combined financial statements of Reliant Energy Mid-Atlantic Power Holdings, LLC and related companies as of December 31, 1999 and for the period from November 24, 1999 to December 31, 1999 and our report on the consolidated financial statements of Reliant Energy New Jersey Holdings, LLC and subsidiaries as of December 31, 1999 and for the period from November 24, 1999 to December 31, 1999, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading 'Experts' in such Prospectus.

DELOITTE & TOUCHE LLP

Houston, Texas
December 6, 2000